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                              ARTICLES OF AMENDMENT
                        TO THE ARTICLES OF INCORPORATION
                                       OF
                               PACE CONCERTS, INC.

Pursuant to the provisions of Article 4.04 of the Texas Business Corporation Act, PACE Concerts, Inc., a Texas corporation (the "Corporation"), hereby adopts the following Articles of Amendment to its Articles of Incorporation to change the name of the Corporation.

      ARTICLE ONE. The name of the Corporation is PACE Concerts, Inc.

      ARTICLE TWO. The following amendment to the Articles of Incorporation was adopted by the shareholders of the Corporation as of December 19, 1996:

      Article I of the Articles of Incorporation is hereby amended to read in its entirety as follows:

                                   "ARTICLE I

                  The name of the corporation is Old PCI, Inc."

      ARTICLE THREE. The number of shares of Common Stock of the Corporation outstanding and entitled to vote was 1,000 at the time of the adoption of this amendment.

      ARTICLE FOUR. The holder of all the shares of Common Stock outstanding and entitled to vote has signed a written consent to the adoption of this amendment.

      Dated as of the 20th day of December, 1996.

                                       PACE CONCERTS, INC.

                                       By: /s/ Jeffry B. Lewis
                                           -------------------------------
                                           Jeffry B. Lewis, Secretary


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                            ARTICLES OF INCORPORATION
                                       OF
                               PACE CONCERTS, INC,

      I, the undersigned natural person, over the age of eighteen (18) years and a citizen of the State of Texas, acting as incorporator of a corporation under the Texas Business Corporation Act, hereby adopt the following Articles of Incorporation for such corporation.

                                  ARTICLE ONE.

      The name of the corporation is PACE CONCERTS, INC.

                                  ARTICLE TWO.

      The Corporation shall have a perpetual existence.

                                 ARTICLE THREE.

         The purposes for which the corporation is organized are the transaction of any and all lawful business for which corporations may be incorporated under the Texas Business Corporation Act.

                                  ARTICLE FOUR.

      The aggregate number of shares which the corporation shall have authority to issue is 1,000,000 shares of the par value of $0.01 each.

                                  ARTICLE FIVE.

      The corporation will not commence business until it has received for the issuance of its shares consideration of the value of One Thousand Dollars ($1,000.00), consisting of money, labor done, or property actually received.

                                  ARTICLE SIX.

      The corporation may acquire its own shares and may reissue such shares as provided by law.

                                 ARTICLE SEVEN.

      The address of its initial registered office is 515 Post Oak Blvd., Suite 300, Houston, Texas 77027 and the name of its initial registered agent at such address is Jeffry B. Lewis.

                                 ARTICLE EIGHT.

      The number of Directors shall be fixed by the bylaws of the corporation, and until changed by the bylaws, the number of directors constituting the Board of Directors is 2 and the names and addresses of the persons who are to serve as Directors until the first annual meeting of the shareholders or until their successors are elected and qualified is:

            Brian E. Becker
            515 Post Oak Blvd.
            Suite 300
            Houston, Texas 77027


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            Louis Messina
            515 Post Oak Blvd.
            Suite 300
            Houston, Texas 77027

                                  ARTICLE NINE.

The corporation may enter into contracts or transact business with one or more of its directors or officers, or with any corporation, firm or association in which any of its directors or officers are stockholders, directors, officers, members, employees or otherwise interested; and no such contract or other transaction shall be void or voidable or otherwise affected by reason of such directorship or office in the corporation or such interest in such other firm, corporation or association, notwithstanding that a director or directors having such interest are present and counted in determining the existence of a quorum at a meeting of the Board of Directors of the corporation, and notwithstanding that the vote of such director or directors shall have been necessary to authorize, approve, ratify, or otherwise obligate the corporation upon such contract or transaction, provided that the fact of such interest shall be disclosed or otherwise known to the Board of Directors, or a majority thereof at the meeting of the Board of Directors which acts upon or in reference to such contract or transaction; nor shall any director or officer be liable to account to the corporation for any profits realized by or from or through any such transaction or contract of the corporation by reason of such directorship, office or interest, except as otherwise provided in the bylaws of the corporation.

                                  ARTICLE TEN.

      The name and address of the incorporator is:

            Michael F. Rogers
            333 Clay Avenue, Suite 800
            Houston, Texas 77002

                                 ARTICLE ELEVEN.

      The corporation reserves the right to amend, alter, change or repeal any provision contained in these Articles of Incorporation in the manner now or hereafter prescribed by statute, and all rights conferred upon shareholders herein are granted subject to this reservation.

                                 ARTICLE TWELVE.

      To fullest extent permitted by applicable law, no director of the corporation shall be liable to the corporation or any of its shareholders for monetary damages for an act or omission in the director's capacity as a director. To the fullest extent permitted by applicable law, the corporation shall indemnify and advance expenses, prior to the final disposition of the proceeding, to a director, and may, upon the determination of the Board of Directors, indemnify and advance expenses, prior to the final disposition of the proceeding, to an officer, employee, agent or person who is or was serving at the request of the corporation as a director, officer, partner, venturer, proprietor, trustee, employee, agent or similar functionary of another foreign or domestic corporation, partnership, joint venture, sole proprietorship, trust, employee benefit plan or other enterprise, who was, is or is threatened to be made a defendant or respondent in any proceeding.

      IN WITNESS WHEREOF, I have signed this instrument of this 30th day of September, 1991.

                                       Incorporator:
                                       /s/ Michael F. Rogers
                                       ------------------------------
                                       Michael F. Rogers


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